Exhibit 99.1

Astra to Report Third Quarter 2022 Financial Results on November 8, 2022

ALAMEDA, Calif. – October 25, 2022 -- Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) will report financial results for its third quarter ended September 30, 2022, after the market close on Tuesday, November 8, 2022.

Astra will host a webcast at 1:30pm PT (4:30pm ET) on Tuesday, November 8, 2022, to discuss the results.

The news release containing the financial results with a link to the live webcast and the webcast replay will be accessible at Astra’s Investor Relations website (https://investor.astra.com/investor-relations).

About Astra

Astra’s mission is to improve life on Earth from space® by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world, and one of the industry’s first flight-proven electric propulsion systems for satellites, Astra Spacecraft Engine™. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Astra Investor Contact:

investors@astra.com

Astra Media Contact:

press@astra.com